Exhibit 99.2

Priority Send Enter Closed JS-5/JS-6 JS-2/JS-3 Scan only	☑ ☑ ☐ ☐ ☐ ☐ ☐	FILED CLERK US DISTRICT COURT SEP 20 2005 CENTRAL DISTRICT OF CALIFORNIA EASTERN DIVISION BY DEPUTY

UNITED STATES DISTRICT COURT

FOR THE CENTRAL DISTRICT OF CALIFORNIA -EASTERN DIVISION

DONNA CHARPIED, et al.,	)	ED CV 99-0454 RT (Mcx)
	)	ED CV 00-0041 RT (Mcx)
Plaintiffs,	)
	)	ORDER (1) GRANTING IN PART AND
v.	)	DENYING IN PART PLAINTIFFS DONNA
	)	AND LAWRENCE CHARPIEDS’
UNITED STATES DEPARTMENT OF THE	)	(“CHARPIEDS”) MOTION FOR
INTERIOR, et al.,	)	SUMMARY JUDGMENT IN CASE NO.
	)	ED CV 99-0054 RT (Mcx); (2) GRANTING
Defendants.	)	IN PART AND DENYING IN PART
	)	DEFENDANTS’ MOTION FOR
	)	SUMMARY JUDGMENT IN CASE NO.
NATIONAL PARKS AND CONSERVATION	)	ED CV 99-0054 RT (Mcx); (3) GRANTING
ASSOCIATION,	)	IN PART AND DENYING IN PART
	)	PLAINTIFF NATIONAL PARKS AND
Plaintiff,	)	CONSERVATION ASSOCIATION’S
	)	MOTION FOR SUMMARY JUDGMENT
v.	)	IN CASE NO. ED CV 00-0041 RT (Mcx);
	)	(4) GRANTING IN PART AND DENYING
BUREAU OF LAND MANAGEMENT, et al.,	)	IN PART DEFENDANTS’ MOTION FOR
	)	SUMMARY JUDGMENT IN CASE NO.
Defendants.	)	ED CV 00-0041 RT (Mcx); (5) ENJOINING
	)	DEFENDANTS FROM CERTAIN
ACTION; (6) REMANDING BOTH
ACTIONS TO THE BUREAU OF LAND
MANAGEMENT FOR PROCEEDINGS
CONSISTENT WITH THIS ORDER; AND
(7) RESERVING JURISDICTION

DOCKETED ON CM SEP 21 2005 BY 075

The court, Judge Robert J. Timlin, has read and considered plaintiffs Donna Charpied and Lawrence Charpied (“the Charpieds”), the Desert Protection Society, the Center for Community

Action and Environmental Justice, and the National Parks and Conservation Association (“NPCA”) (collectively, “Plaintiffs”)’ motions for summary judgment with respect to the Charpieds’ Second Amended Complaint (“SAC”) and the NPCA’s First Amended Complaint (“FAC”),1 defendants U.S. Department of the Interior (“DOI”), Bureau of Land Management (“BLM”), Kaiser Eagle Mountain, Inc. (“Kaiser”), and Mine Reclamation Corporation (“MRC”) (collectively, “Defendants”)’ joint motion for summary judgment with respect to the Charpieds’ SAC and the NPCA’s FAC, and all opposition and reply papers. Finally, the Court has considered the underlying administrative record. Based on such consideration, the court concludes as follows:

I.

BACKGROUND

The Charpieds filed a Second Amended Complaint (“SAC”) against Defendants DOI, BLM, National Park Service (“NPS”), Gale Norton, Secretary of the DOI, Kathleen Clarke, Director of BLM, Mike Pool, California State Director of BLM, Linda Hansen, Acting California Desert District Manager of BLM, Fran Mainella, Director of NPS, Kaiser and MRC alleging violations of the National Environmental Policy Act (“NEPA”), 42 U.S.C. § 4321, et seq., the Federal Land Policy and Management Act (“FLPMA”), 43 U.S.C. § 1701, et seq., the National Park Service Organic Act, 16 U.S.C. § 1, et seq., and the California Desert Protection Act, 16 U.S.C. § 410aaa-21, et seq, and seeking declaratory and injunctive relief, as well as attorneys’ fees and costs.

The NPCA filed a First Amended Complaint (“FAC”) against Defendants DOI, Kaiser and MRC alleging similar violations and seeking the same type of relief.

[1]	The Charpieds’ SAC and the NPCA’s FAC seek review of the same BLM administrative actions. Although no motion for consolidation was ever brought in these actions, pursuant to stipulation of all parties and by order of this court, the parties briefed at the same time the issues presented by both the Charpieds’ SAC and the NPCA’s FAC. This order on the parties’ respective summary judgment motions, therefore, is dispositive as to both the Charpieds’ action (ED CV 99-0454 RT (Mcx)) and the NPCA’s action (ED CV 00-0041 RT (Mcx)).

II.

UNCONTROVERTED MATERIAL FACTS

The following facts are uncontroverted material facts supported by admissible evidence:

Eagle Mountain Landfill and Recycling Center Project (“Project”) is a “Class III non-hazardous solid waste landfill” proposed on the site of an unreclaimed, inactive open-pit iron ore mine owned by Kaiser and leased to MRC. The proposed Eagle Mountain Landfill site comprises approximately 4,654 acres, of which about 2,164 acres will be used for disposal of waste. The inactive mine consists of four large open pits, each approximately one to two miles long, three of which will not be part of the Project and, therefore, will not be reclaimed in any manner by the Project. As part of the mining operation, Kaiser developed a 52-mile long privately owned rail line connecting the mine site to the main line of the Southern Pacific Railroad.

The mine is located in Riverside County, California (“the County”).

The mine is bordered on the north, west, and southwest by the Eagle Mountains and on the east and southeast by the Chuckwalla Valley. The southern and eastern boundaries of Joshua Tree National Park (“Joshua Tree”) are, in certain places, less than two miles from the mine.

Joshua Tree contains unusual desert plants and animals and spectacular geologic features, is part of an International Biosphere Reserve, is designated as a Class I airshed under the federal Clean Water Act, and provides important habitat for bighorn sheep, desert tortoises, deer, coyotes, bobcats, mountain lions, and a wide range of birds and reptiles.

The vast majority of Joshua Tree’s 794,000 acres is designated or being managed as wilderness areas.

BLM is authorized to dispose of public lands by exchange under Section 206(a) of FLPMA.

In 1989, Kaiser submitted an application to BLM for a land exchange to facilitate the construction and operation of the Eagle Mountain Landfill.

Because the proposed landfill also required approvals from the County, Kaiser filed applications with the County on or about June 8, 1989, requesting the necessary local approvals for the landfill, including zoning change, a specific plan of land use, and an amendment to the comprehensive general plan.

The land exchange was a “major Federal action having a significant impact on the quality of the human environment” under NEPA. Thus, BLM prepared an Environmental Impact Statement (“EIS”) pursuant to 42 U.S.C. § 4332(2)(C).

The County and BLM worked together to prepare a joint Federal EIS/California State Environmental Impact Report (“EIS/EIR”). In 1992, the BLM and the County issued a Joint Final EIS/EIR analyzing the environmental effects of the landfill project.

During the preparation of the 1992 Final EIS/EIR, NPS expressed concerns about the impact of the Project on Joshua Tree. On or about July 26, 1994, the California Superior Court for the County (“State Court”) found the 1992 Final EIS/EIR deficient under the California Environmental Quality Act (“CEQA”) and ordered that the County vacate its permits and prepare a new EIR. On or about March 10, 1995, BLM requested that the Interior Board of Land Appeals of the DOI (“IBLA”) IBLA remand the matter to BLM in order to give it jurisdiction to enable it to join the County in preparing a new EIS/EIR. On or about April 27, 1995, IBLA granted BLM’s request, vacated the Record of Decision (“ROD”), and remanded the matter to the BLM. On or about May 12, 1995, BLM asked the NPS to be a “cooperating agency” in the preparation of the new EIS/EIR and NPS agreed to so act on or about June 20, 1995.

On or about April 10, 1996, BLM requested an updated independent appraisal of the land to be exchanged and the reversionary interest held by the United States in land patented to Kaiser in 1955.

On or about June 14, 1996, NPS provided BLM with follow-up comments on the Draft EIS/EIR.

On or about September 25, 1996, David Yerke completed his updated independent appraisal of the land to be exchanged, including the reversionary interest held by the United States in land patented to Kaiser in 1955.

In January, 1997, BLM approved the 900-page final EIS/EIR.

On or about April 28, 1997, BLM approved the updated independent appraisal. BLM concluded that the updated appraisal met all applicable standards and accurately reflected the value of the selected public lands and the offered lands.

On September 25, 1997, BLM’s California Desert District Office Manager Henri R. Bisson issued a ROD approving the land exchange between Kaiser and BLM and announcing a final decision issuing the two rights-of-way to Kaiser would be withheld “pending receipt and review of any protest to the land exchange.”

On December 9, 1998 the California State Director, BLM approved the issuance of the two rights of way.

On or about January 11, 1999, the Charpieds and NPCA noticed their appeal to the IBLA from BLM’s denial of their protests to the land exchange, and challenged BLM’s decision to grant certain rights-of-way.

On September 30, 1999, the IBLA Administrative Judge David L. Hughes issued an opinion denying the appeals of the Charpieds and NPCA and affirming the BLM land exchange and BLM’s approval of the rights-of-way.

In October 1999 the subject land exchange was effectuated by the filing of grant deeds with the County Recorder.

III.

ANALYSIS

A.	Subject Matter Jurisdiction

Defendants contend that this court does not have subject matter jurisdiction over the instant action because (1) Plaintiffs have failed to exhaust their administrative remedies, and (2) Plaintiffs have failed to seek judicial review of the proper administrative decision.

1.	Exhaustion of Administrative Remedies

a.	FLPMA Claim

Defendants contend that Plaintiffs have failed to exhaust their administrative remedies with respect to their FLPMA claim. Specifically, Defendants assert that Plaintiffs are barred from urging that a landfill should have been considered as the highest and best use of the exchanged lands because that contention was not first presented to the IBLA.

Defendants’ position is without merit. In its brief on appeal to the IBLA, NPCA stated the following:

Any disposal of federal land must be compensated at “fair market value of the use of public lands and their resources.” 43 U.S.C.A. § 1701 (a). Here, the compensation being offered in exchange for the public lands in question is inadequate, and egregiously low. As part of the land exchange, BLM will hand over 3,481 acres of federal land just outside Joshua Tree, providing the bulk of lands needed by Kaiser for the proposed Landfill. In return, Kaiser will transfer 2,486 acres of private land to BLM. To compensate for the approximately 1,000-acre differential, Kaiser will also pay BLM a lump sum of $20,100, which is well below the fair market value. Kaiser anticipates huge profits from a landfill operation on the undervalued BLM land, well beyond the $20,000 amount that would be paid for approximately one third [sic] of the property. Here again, Kaiser and a few other parties will benefit at a significant cost borne by the national treasury.

AR 06033. The court concludes that the above language sufficiently presented to the IBLA the claim that a landfill should have been considered as a highest and best use of the exchanged lands, because it gave the IBLA the opportunity to consider the identical issue brought before this court. See Kern v. U.S. Bureau of Land Management, 38 F.Supp.2d 1174, 1180 (D.Or. 1999), rev’d on other grounds, 284 F.3d 1062 (9th Cir. 2002).

Further, whether the issue was presented to the IBLA by only one plaintiff is inconsequential. So long as an issue is raised by some party at the administrative level, it can be raised by another party on judicial review. See Id. at 1180 (“[s]o long as the agency properly had the opportunity to consider the objection, it has no reason to challenge the bringing of such objection before the a court by another party.”); see also Buckeye Cable Vision v. U.S., 438 F.2d 948, 951 (6th Cir. 1971) (so long as agency “had an opportunity to consider the identical issues in [the] case but which were raised by other parties, . . . it was not necessary for [plaintiff] to raise them again before the [agency].”)

Finally, the court notes that it is not necessary for Plaintiffs to have presented to the IBLA every issue before this court, so long as the issue was raised at some point during the administrative process. Defendants’ reliance on Marathon Oil Co. v. United States, 807 F.2d 759 (9th Cir. 1986) is misplaced. Contrary to Defendants’ assertion, Marathon Oil does not support the proposition that all issues presented to this court must have been first presented to the IBLA. See id. at 767 (finding issue not properly preserved because appellant failed to raise the issue at any point during the administrative process: “[Appellant] failed to raise the issue during the public hearing or during the 30-day comment period or in its appeal from the initial order” (emphases added)).

For the aforementioned reasons, the court concludes that Plaintiffs properly exhausted their administrative remedies with respect to their FLPMA claim.

b.	NEPA Claim

Defendants also contend that Plaintiffs have failed to exhaust their administrative remedies with respect to their NEPA claim.

As discussed above, Plaintiffs need only have raised the NEPA issues it now raises before this court at some point during the administrative process. The record reflects that Plaintiffs first raised all of the NEPA issues before this court during the administrative process. See AR 50290 (eutrophication); AR 6063-6064 (noise); AR 6064-6065 (night lighting); AR 6066 (visual impacts); AR 6064, 6074 (desert tortoises); AR 19076 (groundwater); AR 6067 (air quality); AR 6074-6075 (Bighorn sheep).

Therefore, the court concludes that Plaintiffs properly exhausted their administrative remedies with respect to their NEPA claim.

2.	Appeal of BLM Decision

Defendants further contend that the decision of the BLM, of which Plaintiffs seek judicial review, is not a final agency decision under the federal Administrative Procedures Act (“APA”), and therefore not subject to review by this court.

Under the APA, the only agency decision that is subject to judicial review is the final agency decision. An ROD issued by an administrative agency constitutes final agency action for purposes of the APA. See, e.g., Sierra Club v. Slater, 120 F.3d 623, 631 (6th Cir. 1997), accord, Oregon Natural Resources Council v. Harrell, 52 F.3d 1499, 1504 (9th Cir. 1995).

In Desert Citizens Against Pollution v. Bisson, 231 F.3d 1172 (9th Cir. 2000), plaintiffs challenged under the FLPMA a BLM decision to enter into a land exchange with a private party. In reviewing the district court’s order, which dismissed the action on the ground that plaintiffs lacked standing and, in the alternative, denied the motion for preliminary injunction, the Ninth Circuit stated that plaintiff was appealing from the BLM’s decision, and not from the decision of the IBLA:

[Plaintiffs] initially pursued administrative remedies. Upon dismissal of the action by BLM’s State Director, the environmental groups jointly appealed to the [IBLA] and petitioned for a stay pending appeal. IBLA rejected the consolidated appeals and the request for a stay. [Plaintiffs] brought the instant case under the APA . . . . [T]he complaint . . . alleged that the land exchange was arbitrary, capricious and an abuse of BLM’s discretion and exceeded the statutory limitations on BLM’s authority [emphasis added] to exchange public lands under FLPMA. [Plaintiffs] requested . . . that the ROD approving the exchange be declared unlawful and set aside [emphasis added] by the district court. In addition, the complaint requested preliminary injunctive relief prohibiting BLM . . . from taking any further steps to complete the exchange based on the ROD.

Id. at 1175. The opinion does not indicate that the Ninth Circuit or the district court reviewed the decision of the IBLA.

Moreover, appeal from a “final agency decision” is a prerequisite for subject matter jurisdiction under the APA. Lack of subject matter jurisdiction may be raised by any party at any stage of federal litigation, including on appeal. See Morongo Band of Mission Indians v. California State Board of Equalization, 858 F.2d 1376, 1380 (9th Cir. 1988); see also Attorneys Trust v. Videotape Computer Products, Inc., 93 F.3d 593, 594-595 (9th Cir. 1996). Subject matter jurisdiction may also be raised by both the district courts and appellate courts sua sponte. See Morongo Band of Mission Indians, 858 F.2d at 1380. (“The fact that none of the parties contests the district court’s jurisdiction does not . . . relieve us of our responsibility to determine whether the exercise of jurisdiction was proper.”); see also Jenkins v. McKeithen, 395 U.S. 411, 421, 89 S.Ct. 1843, 1849 (1969).

Because the court in Desert Citizens 1) stated that plaintiff requested, inter alia, that the ROD approving the exchange be declared unlawful and set aside, and 2) did not raise the issue of subject matter jurisdiction sua sponte, this court construes the Ninth Circuit’s decision in Desert Citizens to review the BLM’s ROD and not the decision of the IBLA supports the proposition that a BLM ROD is a “final agency action” under the APA, subject to review by district courts.

Therefore, this court concludes that it has subject matter jurisdiction over Plaintiffs’ FLPMA and NEPA claims, and will address the merits of each claim.

C.	Summary Judgment

Under Rule 56(c) of the Federal Rules of Civil Procedure, a district court may grant summary judgment where “the pleadings, depositions, answers to interrogatories, and admissions on file, together with affidavits, if any, show that there is no genuine issue as to any material fact and that the moving party is entitled to judgment as a matter of law.” Fed. R. Civ. P. 56(c).

Plaintiffs and Defendants have filed cross-motions for summary judgment. However, as more than one court has noted, “[w]hen acting as a court of appeal [under the APA], it is improper for a district court to use methods and procedures designed for trial.” Olenhouse v. Commodity Credit Corp., 42 F.3d 1560, 1564 (10th Cir. 1994); see also Lodge Tower Condominium v. Lodge Properties. Inc., 880 F.Supp. 1370, 1374-75 (D.Colo. 1995). As the court in Lodge Tower Condominium explained:

Because a district court’s function in reviewing administrative action is different from the function it usually performs as a trier of fact, some of the procedures designed to prepare a case for trial do not work well when the court is reviewing agency proceedings. Specifically, a motion for summary judgment under [R]ule 56 of the Federal Rules of Civil Procedure . . . makes no procedural sense when a district court is asked to undertake judicial review of administrative action. Such a motion is designed to isolate factual issues on which there is no genuine dispute, so that the court can determine what part of the case must be tried to the court or a jury. . . . Agency action, however, is reviewed, not tried.

Lodge Tower Condominium, 880 F.Supp. at 1374 (citations omitted).

Accordingly, this court will construe Plaintiffs’ motions for summary judgment under Rule 56 as motions to set aside the BLM’s ROD and all actions taken in furtherance thereof including the approval and acceptance of the Final EIS/EIR and to remand this proceeding to the BLM with directions to take action consistent with this court’s eventual disposition. Conversely, this court will construe Defendants’ motions for summary judgment as motions to uphold the BLM’s ROD and its approval and acceptance of the Final EIS/EIR.

D.	Standard of Review

This action is brought pursuant to the APA, which provides for judicial review of agency actions. 5 U.S.C. § 702. Under the APA, an agency’s action may be set aside only if it is “arbitrary, capricious, an abuse of discretion, or otherwise not in accordance with law.” 5 U.S.C. § 706(2)(A). The reviewing court must consider whether the agency acted within the scope of its legal authority, adequately explained its decision, based its decision on facts in the record, and considered the relevant factors. Marsh v. Oregon Natural Resources Council, 490 U.S. 360, 378, 109 S.Ct. 1851, 1861 (1989); Western Radio Services Co. v. Espy, 79 F.3d 896, 900 (9th Cir. 1996). The reviewing court may not substitute its judgment for that of the agency. Marsh at 376, 109 S.Ct. at 1860.

E.	FLPMA Claim

The Federal Land Policy and Management Act (“FLPMA”), 43 U.S.C. § 1716, requires the BLM, as part of the land exchange process, to: (a) make a determination that the public interest will be well-served by the land transfer, and (b) find that the lands to be exchanged are of equal value, taking into consideration any cash included as part of the exchange. Id.

1.	Public Interest

In determining the public interest, the Secretary of the Interior (“Secretary”) is to “give full consideration to better Federal land management and the needs of State and local people, including needs for lands for the economy, community expansion, recreation areas, food, fiber, minerals, and fish and wildlife . . .,” and generally compare the value and objectives of the land in federal ownership with the value and objectives of the land in private ownership, if acquired. 43 U.S.C. § 1716(a) (“Section 1716(a)”).

Section 1716(a) is explicit: the Secretary is required to give “full consideration” to certain needs of the Federal and State governments, as well as local people. However, the statute does not explain the meaning of “full consideration.” Further, the parties do not cite, and this court is unable to find any judicial authority which construes the meaning of “full consideration.” It is therefore the task of this court to determine if the BLM, as evidenced by the ROD, gave “full consideration” to relevant statutory factors, as that term is used in Section 1716(a).

The BLM’s ROD is lengthy. Of particular relevance is Section 4.0, entitled, “Management Considerations.” AR 19068. The section begins with the director’s conclusions:

Based upon careful examination of the EIS/EIR, Federal comment, and after consultation with the NPS/JTNP, Biological Resources Division U.S. Geological Survey, the County of Riverside, and other appropriate Federal, State agencies, and local government agencies, I have concluded that the proposed action is consistent with BLM management goals and complies with FLPMA. . . . It is my determination that the acquisition of non-Federal land exceeds the values of Federal lands and interest to be conveyed. I also find that the use of the conveyed lands subject to mitigation and monitoring described in the EIS/EIR will not significantly conflict with established management objectives on adjacent Federal lands and nearby Federal lands.

AR 19068. The section goes on to highlight eighteen specific factors that the director considered in making his decision. AR 19068-19083.

Defendants contend that the public interest determination “considered all of the relevant factors and fell well within the range of discretion allowed under FLPMA.” The court concludes, however, that the ROD does not evidence that the BLM gave such factors “full consideration,” as required by Section 1716(a). Rather, the BLM focuses mostly on mitigation, rather than taking a hard look at the environmental impacts of the land exchange, of the rights of way grants and the reversionary interest grants (hereinafter “land interest grants”) and the planned landfill. For example, the BLM discusses acquiring 400 acres of desert tortoise habitat for mitigation of impacts caused by the Project. AR 19068. Additional mitigating measures discussed are portable litter fences, litter patrol, and minimization of the landfill face. AR 19073. However, in the discussion of these and other mitigation measures, there is no full analysis of the overall impact of the landfill. Where the record relates to impact on the wilderness experience, the BLM vaguely states that the Project “can” have an adverse impact on an individual’s wilderness experience, but that the wilderness experience is subjective. AR 19073. Such language does not evidence “full consideration” as required under Section 1716(a).

As they do throughout their motions for summary judgment, Defendants contend that the IBLA decision is the final order from which judicial review is proper under the APA and that the IBLA properly upheld the BLM’s determination that the public interest is well served by the completion of the land exchange and land interest grants.

As discussed above, the Ninth Circuit has concluded that the BLM’s ROD is a final agency decision for purposes of the APA. Furthermore, even if the IBLA’s decision were the decision from which judicial review was proper, the court would reach the same conclusion, as the IBLA engaged in the same insufficient, conclusory analysis as the BLM. For example, the IBLA states:

It is clear that, in assessing whether the “public interest” may be “well served” by completing the exchange, the use to which the selected public lands will be put by the private party is an important concern. The present case is a good example, where, as a result of granting the exchange, municipalities will have landfill capacity into the next century. This is in addition to the more direct benefit whereby habitat for protected species will be preserved in public ownership.

AR 50179. While “landfill capacity” and “habitat for protected species” are benefits of the proposed land exchange, whether such benefits outweigh the potential detriments is an issue that is addressed only conclusorily. Although Defendants may have addressed all of the relevant factors, both the BLM’s ROD and the IBLA’s decision do not evidence a serious balancing of such factors in a substantial comparative analysis.

Further, the use of “magic words” is not dispositive. For purposes of judicial review, what a federal agency ultimately concludes with respect to a particular project is less important than why it so concluded. It is impossible for a court to engage in meaningful judicial review under the APA unless the federal agency at issue explains the bases for its conclusions. The BLM explanations of its conclusions as to public need are severely deficient. Accordingly, these actions will be remanded to the BLM with directions to 1) fully consider whether the proposed land exchange is in the public interest, and 2) fully articulate the factors it considered and the reasons for its conclusion.

2.	Equal Value

To ensure that lands to be exchanged are of equal value, Section 206(d) of the FLPMA directs the Secretary to obtain and consider an appraisal of the affected lands’ market value.

An appraisal prepared for land exchange purposes must contain certain information in order to comply with the regulations. The regulations require that the appraisal contain, among other things, an analysis of the “highest and best use” of the properties to be exchanged. “Highest and best use” is defined as the most probable legal use of the property, based on market evidence as of the date of valuation, expressed in an appraiser’s supported opinion. 43 C.F.R. 2200.0-5(k). Before it can be concluded that any use for the property is its highest and best use, the use must be “physically possible, legally permissible, financially feasible” and “result in the highest value.” Desert Citizens Against Pollution, 231 F.3d at 1181. While uses that are merely speculative or conjectural need not be considered, uses that are “reasonably probable” must be analyzed as a necessary part of the highest and best use determination. Id.

The regulations also require that an appraisal contain an estimate of “market value,” which is defined as the most probable price in cash, or terms equivalent to cash, that lands or interests in lands should bring in a competitive and open market under all conditions requisite to a fair sale, where the buyer and seller each acts prudently and knowledgeably, and the price is not affected by undue influence. 43 C.F.R. 2200-5(n). In estimating the market value of the land, the regulations further require that the appraiser: (1) determine the highest and best use of the property to be appraised, and (2) estimate the value of the lands and interest as if in private ownership and available for sale in the open market. 43 C.F.R. 2201.3-2(a)(1)-(2).

Plaintiffs contend that BLM’s approval of the land exchange was arbitrary and capricious, an abuse of discretion and not in accordance with the law because the appraisal upon which it relied “flagrantly undervalued” the public lands to be exchanged in violation of federal law. Specifically, Plaintiffs contend that BLM failed to consider

(1) the lands’ “intended use” as a landfill, and (2) “the income generating value of the campsite/millsite lands as used for state prison and associated purposes” when determining its market value, resulting in an exchange where “the value of the public lands conveyed . . . greatly exceeded the value of the private lands acquired.”

Defendants contend that (1) although BLM did not consider a landfill as a potential highest and best use, BLM nevertheless properly determined the “highest and best use” of the public lands, and (2) BLM’s determination of the lands’ market value was proper.

Both of Defendants’ contentions are without merit. The court concludes that BLM’s failure to consider an income producing landfill as a potential highest and best use was an abuse of discretion, given that evidence available prior to the undertaking of the appraisal indicated that the selected lands were expected to be used for landfill purposes. See Desert Citizens Against Pollution, 231 F.3d at 1181. First, as in Desert Citizens, “the use of the land as a landfill was not only reasonable, it was the specific intent of the exchange that it be used for that purpose.” Id, at 1184. Second, substantial steps had been taken to turn the selected lands into a landfill. Specifically, as early as 1989, Kaiser had proposed the construction and operation of the Eagle Mountain Landfill, and had filed applications with Riverside County requesting the necessary local approvals for the landfill, including zoning change, a specific plan of land use, and an amendment to the comprehensive general plan. Despite this, the appraisal expressly stated that it did not take into consideration such use or the potential value of such use. See Appraisal, Vol. I, p. 5: AR 52:34645; Appraisal, Vol. I, p. 43: AR 52:34683 (“The opinions of value expressed within this appraisal report do not take into consideration any aspects of the proposed landfill project.”); see also Desert Citizens Against Pollution, 231 F.3d at 1182 (“It is especially noteworthy that a section of the [appraisal] fully acknowledged the likelihood of the future landfill, noting: “Currently, there are plans for the mine to become part of a major landfill facility that will serve primarily the Los Angeles basin.” . . . The fact that [such] information was included in the appraisal report but was not addressed in the section dealing with highest and best use is particularly troubling.”)

Defendants’ second contention, that BLM’s determination of the lands’ market value was proper irrespective of the failure to consider its value as a landfill, is equally without merit. As discussed above, the appraiser is first required to determine the highest and best use of the property, then appraise the property as if in private ownership and available for sale in the open market. Defendants do not cite, and this court is unable to find, any support for the proposition that an appraiser does not have to properly determine the highest and best use of the property if, as Defendants contend, “it would not alter the ‘conclusions’ of the appraisal, [or] BLM’s decision to transfer the property.”

For the reasons stated above, the Court concludes that BLM’s ROD was arbitrary, capricious, an abuse of discretion and not in accordance with law and will grant Plaintiffs’ motions for summary judgment and deny Defendants’ motions for summary judgment as to the FLPMA claim.

F.	NEPA Claim

NEPA requires federal agencies to prepare an environmental impact statement (“EIS”) for “every recommendation or report on proposals for legislation and other major Federal actions significantly affecting the quality of the human environment.” 42 U.S.C. § 4332(2)(C) (“Section 4332(2)(C)”). Under Section 4332(2)(C) all agencies of the Federal Government shall:

include in every recommendation or report on proposals for legislation and other major Federal actions significantly affecting the quality of the human environment, a detailed statement by the responsible official on –

(i)	the environmental impact of the proposed action,

(ii)	any adverse environmental effects which cannot be avoided should the proposal be implemented,

(iii)	alternatives to the proposed action,

(iv)	the relationship between local short-term uses of man’s environment and the maintenance and enhancement of long-term productivity, and

(v)	any irreversible and irretrievable commitments of resources which would be involved in the proposed action should it be implemented.

A challenge to the adequacy of an EIS is reviewed under the “rule of reason” to “determine whether the agency has engaged in a ‘reasonably thorough discussion of the significant aspects of probable environmental consequences.’” American Rivers v. FERC, 201 F.3d 1186, 1195 (9th Cir. 2000) (quoting Oregon Natural Resources Council v. Lowe, 109 F.3d 521, 526 (9th Cir. 1997)). Under this standard, once a reviewing court is “satisfied that a proposing agency has taken a hard look at a decision’s environmental consequences, [its] review is at an end.” Idaho Conservation League v. Mumma, 956 F.2d 1508, 1519 (9th Cir. 1992). Considerable deference must be accorded to the agency with regard to the manner in which it examines the environmental consequences of a project. Morongo Band of Mission Indians v. Federal Aviation Administration, 161 F.3d 569, 573 (9th Cir. 1998).

Plaintiffs contend that the Defendants EIS violated NEPA “because it failed to adequately address [the land exchange’s and land interest grants’] impacts on eutrophication, noise, night lighting, visual impacts, desert tortoises, groundwater, air quality, and Bighorn sheep.” Plaintiffs further contend that the EIS violates NEPA because it “fails to consider a reasonable range of alternatives” to the land exchange. Defendants contend that the EIS “fully addressed” all areas of environmental concern, and as such meets the requirements of NEPA. Defendants also contend that BLM’s definition of the “purpose and need” of the land exchange and its analysis of the alternatives to the project satisfies all of the requirements of NEPA.

2.	Specific Environmental Impacts

(i)	Eutrophication

Plaintiffs contend that BLM neglected to address significant impacts on the environment due to eutrophication including an increased presence of scavenger raven and coyote populations, impacts on bird, mice, and other small animal feeding habits due to the nutrients from the landfill and windblown trash, and irreparable impacts on the desert food chain.

Plaintiffs and Defendants disagree about the definition of eutrophication. Plaintiffs assert that eutrophication means “an addition of nutrients,” properly applied to aquatic systems, but improperly used by Defendants in a broad sense to refer to the large-scale addition of nutrients in landfill trash to the desert ecosystem. AR 50643-4. Defendants assert that eutrophication is a consequence of atmospheric nitrate deposition from the emission and transport of anthropogenically generated nitrogen compounds. AR 43861. Defendants state that sources include agricultural emission of ammonia/ammonium and organic nitrogen from animal wastes and fertilizer applications, and oxides of nitrogen emitted from fossil fuel combustions. AR 43861.

If either definition is used, the administrative record shows that Defendants failed to take a hard look at the consequences of nitrate deposition, in violation of NEPA. The section in the EIS begins with a discussion of Defendants’ definition of eutrophication, followed by a discussion of why it is a concern. The section goes on to note that:

The small amounts of nitrate produced as a result of fossil fuel use associated with landfill operation would be eclipsed by the amount of nitrate produced in the Los Angeles Basin and in urban desert communities closer to the landfill. . . . [N]itrates from fossil fuel combustion [generated by visitors to JTNP who arrive by automobile] is expected to be greater than that produced by landfill operations.

AR 43861. General statements that eutrophication brought about by the Project will introduce less nitrate into JTNP than other sources of nitrate and that nitrate levels from fossil fuel combustion are expected to be greater than that produced by landfill operations do little to inform the agency and the public of the impact of the overall increase in nitrate levels as a result of the Project. The draft EIS also concludes:

[N]itrate is transported by prevailing winds, which are westerly in the vicinity of the proposed Project. Because the landfill is southeast of JTNP, nitrates generated from landfill operations would be transported away from JTNP rather than toward it. . . . Nitrate deposition associated with landfill operations, therefore, is expected to have no effect on ecosystem function [in] JTNP.

AR 43861. However, this conclusion only examines the impact on JTNP, and not on the overall environment.

The record also indicates that Defendants failed to take a hard look at the issues presented under Plaintiffs’ definition of eutrophication. The EIS only cursorily mentions that changes in predator/prey relationships could adversely affect prey species from increased food availability from the landfill, without any discussion of the extent of the potential impact. AR 43860. While Response to Comment 1-153 states that “[p]roject design and mitigation measures that will prevent access to refuse by various animals that might otherwise consume it will make the amounts of nutrient additions to the local ecosystem so small that these amounts are immeasurable and do not constitute a significant adverse impact on ecosystem function.” AR 46842. This assertion is not supported by any data. Under NEPA, the agency must consider cumulative impacts using some quantified or detailed information, such that the courts and the public can be assured that the agency took the “hard look” that is required of it. Neighbors of Cuddy Mountain v. U.S. Forest Service, 137 F.3d 1372, 1380 (9th Cir. 1998). Defendants have failed to demonstrate that they used adequate quantified or detailed information sufficient to satisfy NEPA’s requirements regarding the effects of the Project on the eutrophication aspect of the environment.

(ii)	Noise, Night Lighting, and Visual Impacts

Plaintiffs further urge that Defendants failed to take a hard look at the environmental impacts related to noise, night lighting, and visual experience. However, a review of the record confirms that Defendants did indeed take a hard look at all three, and thus complied with NEPA in these respects.

In contrast to the section of the EIS on eutrophication, the sections on noise, night lighting, and visual impacts are all lengthy, comprehensive, and evidence a good faith effort by Defendants to address legitimate environmental concerns. For example, assessing visual impacts “involved development of computer simulations showing before-and-after views from eight ‘key observation points’.” To assess the impact of night lighting, the BLM commissioned a study which concluded that such “nightglow” would only be perceptible “in the immediate vicinity of the Project site.” AR 46685.

The section on noise is replete with evidence of scientific measurements and analysis:

The train-related noise level at the JTNP wilderness boundary is calculated to be 30 dBA CNEL. The existing noise at the wilderness boundary was measured to be approximately 39 dBA CNEL.

AR 43974. With respect to the potential noise generated by trucks, the section states:

Project-related traffic noise is expected to increase the noise levels at the JTNP eastern boundary, which is the boundary nearest the Eagle Mountain Road, by approximately 5 dBA. Noise levels at the wilderness boundary are expected to increase by 1 dBA, which is a level of increase generally indiscernible to the human ear.

AR 43981.

Such discussion, containing measurements generated by studies commissioned to study these particular concerns, as well as extensive mitigation measures, lead the court to conclude that Defendants did take the required hard look. While Plaintiffs may disagree with Defendants conclusions, such disagreement is of no moment. See Vermont Yankee Nuclear Power Corp. v. Natural Resources Defense Council, 435 U.S. 519, 553,98 S.Ct. 1197, 1216 (1978) (NEPA does not allow a court to overturn an agency action because it disagrees with the agency’s decision or with its conclusions about the scope, breadth, or effect of the environmental impacts of the project at issue.)

(iii)	Desert Tortoises

Plaintiffs contend that the EIS improperly ignored adverse impacts from the landfill on the desert tortoise. The court finds that Defendants have satisfied the hard look requirement of NEPA with respect to the Project’s potential impact on the desert tortoise.

Ninth Circuit precedent is clear: NEPA requires disclosure of a project’s impacts on wildlife habitat. See Marble Mountain Audubon Soc’y v. Rice, 914 F.2d 179, 182 (9th Cir. 1990); see also Utahns for Better Transportation v. United States Dep’t of Transp., 305 F.3d 1152, 1180 (10th Cir. 2002). In their EIS, Defendants disclosed that desert turtle habitat loss would occur from access road improvements and from loss of approximately 1,038 acres of currently undisturbed habitat at the landfill site. AR 43860. The EIS further states that the habitat could be fragmented by the reactivation of Eagle Mountain Railroad, and the potential changes in the predator/prey relationships which could adversely affect the desert tortoise, resulting from increased food availability associated with the landfill. AR 43860. As such, Defendants adequately disclosed in the EIS the project’s impacts on the habitat of the desert tortoise, in compliance with NEPA.

Defendants also thoroughly addressed in the EIS mitigation measures with regard to the impacts on the desert tortoise. According to Defendants, “BLM and Riverside County retained an independent consulting firm to undertake an unprecedented study; a survey of the mitigation measures contained in every biological opinion issued by the FWS for projects in California and Nevada where the desert tortoise could have been affected.” Defendants’ mitigation measures include defining work zones to minimize impacts to tortoises, on-site monitors to move tortoises out of harm’s way, tortoise fences, tortoise culverts for highway crossings, installation of ballasts to reduce fragmentation, removal of road-kills to avoid feeding of tortoise predators, and chemical deterrence of ravens. AR 45630-1.

(iv)	Groundwater Quality

Plaintiffs contend that BLM’s treatment of groundwater issues in the EIS are inadequate in terms of both quality and quantity, and that the planned groundwater monitoring program is inadequately described.

NEPA requires disclosure of a project’s impacts on water quality. See Sierra Club v. U.S. Forest Service, 843 F.2d 1190, 1195 (9th Cir. 1988). The court concludes that Defendants took a hard look at the Project’s environmental impacts on groundwater including depletion and overdraft. Defendants addressed the potential impact of leachate and landfill gas to contaminate the groundwater. Defendants commissioned a detailed report by Dr. R.K. Ham on the likelihood of these problems over the life of the landfill at Eagle Mountain. AR 44487. Defendants also noted that long term performance of composite liners in the presence of municipal solid waste has been documented by a number of researchers and is “expected to exceed the time period in which leachate and gas would be produced in a landfill.” AR 43674. Proposed mitigation measures include a vadose zone monitoring system to detect releases before they reach groundwater and a backup groundwater monitoring system. AR 43674-5. Further, the final cover for the landfill provides additional groundwater protection. AR 43676.

The EIS also evaluated the maximum annual groundwater use by the landfill and the townsite, compared to the annual groundwater recharge and concluded that the landfill would not result in overdrafting the groundwater. Defendants simulated water level declines in general areas in the western Chuckwalla Basin where wells are located. AR 43690. The maximum groundwater-level decline after pumping continuously at the maximum demand rate for 100 years was approximately 15 feet in the nearest existing non-Project well and even less further away from the Project wells. AR 43690. Forty feet must remain in a well for it to be functional. AR 43690. The nearest existing non-Project well is at least 100 feet deep. AR 43690.

(v)	Air Quality

Plaintiffs contention that the EIS failed to take a hard look at the project’s potential impact on air quality in JTNP is entirely without merit. The issue of air quality is discussed at length in the final EIS. See AR 46266-70. Further, an over 300 page appendix dealing exclusively with air quality discusses such topics as “regional haze,” “acid deposition,” and “visibility” in JTNP. While it is true, as Plaintiffs contend, that “NEPA imposes an affirmative duty on federal agencies to ‘ensure the professional integrity, including scientific integrity, of the discussions and analyses in the [EIS]’,”

Utahns for Better Transp, v. United States Dep’t of Transp., 305 F.3d 1152, 1181-82 (10th Cir. 2002) (citing 40 C.F.R. § 1502.24), Plaintiffs do not present to this court any reason to cause it to believe that Defendants have failed to do so.

(vi)	Bighorn Sheep

Lastly, Plaintiffs contend that Defendants failed to take a hard look at the proposed project’s impact on Bighorn sheep. The court agrees.

In the EIS, Defendants discuss the creation of a “buffer zone” mitigation measure. However, the EIS does not specify exactly what such “buffer zone” entails, or even where it is to be located. As such, it is far too theoretical to constitute a good faith attempt at mitigation. Further, as stated earlier, the Ninth Circuit has held that an EIS must address a project’s impacts on wildlife habitat and migration corridors. See Marble Mountain Audubon Soc’y, 914 F.2d at 182. Because the use of tortoise-proof fencing may disrupt the sheep’s migration patterns, AR 71:51285, Defendants are obligated under NEPA to address such disruption in the EIS, which they did not do. The Court concludes that the BLM has not engaged in a reasonably thorough discussion of the significant aspects of probable environmental consequences of the land exchange and land interest grants as to eutrophication and the Big Horn Sheep.

2.	Statement of “Purpose and Need”

Plaintiffs contend that Defendants statement of “purpose and need,” for the proposed land exchange and land interest grants as required under 40 C.F.R. § 1502.13, is “unreasonably narrow.” Defendants contend that they properly defined the purpose and need of its actions to include the goals of the Project proponent.

The Ninth Circuit affords agencies considerable discretion to define the purpose and need of a project. Friends of Southeast’s Future v. Morrison, 153 F.3d 1059 (9th Cir. 1998) (citing City of Angoon v. Hodel, 803 F.2d 1016 (9th Cir. 1986)). However, agencies do not have unlimited discretion to define the purposes of a project. Friends of Southeast’s Future at 1066. “An agency cannot define its objectives in unreasonably narrow terms.” City of Carmel-by-the-Sea v. United States Department of Transportation,

123 F.3d 1142 (9th Cir. 1997). “[A]n agency may not define the objectives of its action in terms so unreasonably narrow that only one alternative from among the environmentally benign ones in the agency’s power would accomplish the goals of the agency’s action, and the EIS would become a foreordained formality.” Friends of Southeast’s Future, 153 F.3d at 1066 (quoting Citizens Against Burlington. Inc. v. Busey, 938 F.2d 190 (D.C. Cir. 1991)).

The stated purposes of the Project at issue in this case are:

[t]o develop a new Class III nonhazardous municipal solid waste landfill to meet the projected long-term demand for environmentally sound landfill capacity in Southern California; provide a long-term income source from the development of a nonhazardous municipal solid waste landfill; find an economically viable use for the existing mining by-products at the Kaiser Eagle Mountain Mine site, including use of existing aggregate and overburden; and provide long-term land use and development goals and guidance for the Townsite.

AR 43293.

The court concludes that the BLM abused its discretion by so narrowly defining the purpose and need of the proposed land exchange that only the proposed land exchange and land interest grants could accomplish the agency’s goals. The EIS examines six alternatives to the proposed action: 1) No Action; 2) Reduced Volume of Onsite Disposal; 3) Alternate Road Access; 4) Rail Access Only; 5) Landfill on Kaiser Land Only, and 6) Landfill Development/No Townsite Development.

The “No Action” and “Landfill Development/No Townsite Development” alternatives are clearly inconsistent with the stated Project purposes of developing landfill capacity and providing “long-term land use and development goals and guidance for the Townsite.” Further, the alternatives of “Reduced Volume of Onsite Disposal,” “Alternate Road Access,” and “Rail Access Only” all presuppose the existence of a landfill on the site of the proposed land exchange, and are thus not properly characterized as real alternatives to the land exchange and land interest grants.

Defendants’ statement of purpose and need is a self-fulfilling prophecy. See Friends of Southeast’s Future, 153 F.3d at 1066; Citizens Against Burlington. Inc., 93 F.2d at 196, supra; City of New York v. United States Department of Transportation, 715 F.2d 732, 743 (2d Cir. 1983) (“[A]n agency will not be permitted to narrow the objective of its action artificially and thereby circumvent the requirement that relevant alternatives be considered.”) It contrasts markedly with the statement of purpose and need at issue in Friends of Southeast’s Future, which the Ninth Circuit found to be “not unreasonable.” Id. at 1067.

In Friends, the Forest Service was considering several alternatives for harvesting timber within a specified area. The statement of purpose and need provided: 1) to implement certain broadly defined “wilderness,” “timber,” “visual,” “fish,” and “wildlife” goals; 2) “to help meet market demand for timber in Southeast Alaska”; and 3) “to move toward the desired future condition for the Project Area by harvesting mature stands of suitable timber and replacing them with faster growing, managed stands of second growth timber, capable of long-term timber production. . . .” The Ninth Circuit held that such a statement “permitted the Forest Service to evaluate a wide range of action alternatives. . . (emphasis added).” In contrast, the statement of purpose and need in the instant case does not permit the BLM to evaluate a wide range of alternatives. The only action which will satisfy the statement of purpose and need, other than the “Landfill on Kaiser Land Only” option, is the proposed land exchange and land interest grants. Any other action will leave at least one, if not more, objectives unmet. As such, the EIS is a “foreordained formality,” and violates NEPA.

The Court concludes that as to eutrophication, Big Horn sheep, purpose and need and reasonable range of alternatives the BLM has not engaged in a reasonably thorough discussion of the environmental consequences of the subject land exchange and land interest grants. The Court, therefore, will grant Plaintiffs’ Motions for summary judgment and deny Defendants’ Motions for summary judgment on the NEPA claim as to those subjects for environmental impact analysis. As to the other challenged subjects for an environmental impact analysis the Court finds that Defendants did engage in a reasonably thorough discussion of the environmental consequences of the subject land exchange and land interest grants. The Court will grant Defendants’ Motions for summary judgment and deny Plaintiffs’ Motions for summary judgment on the NEPA claim as to those subjects for environmental impact analysis.

3.	“Reasonable Range” of Alternatives

Plaintiffs contend that Defendants failed to consider certain reasonable alternatives to the proposed land exchange and land interest grants in violation of 40 C.F.R. § 1502.14. Defendants contend that they considered a “wide range of alternatives designed to accomplish the various major purposes of the landfill project.”

Under NEPA, the BLM must consider in its EIS “a reasonably full range of alternatives” to the proposed land exchange. 40 C.F.R. § 1502.14. Such alternatives “are the heart of the [EIS].” Id.

Because Defendants defined the purpose and need of the proposed land exchange too narrowly, they did not consider a reasonable range of alternatives. The court will therefore remand these actions to the BLM with direction to consider among other things reasonable alternatives to the proposed land exchange and land interest grants which are more environmentally benign and will effectuate the primary purpose and need of generating long-term landfill capacity for Southern California.

IV.

DISPOSITION

ACCORDINGLY, IT IS ORDERED THAT:

(1) Plaintiffs motions for summary judgment in case no. EDCV 99-0454 and EDCV 00-0041 are GRANTED with respect to the FLPMA claim, and the following NEPA issues: 1) eutrophication; 2) Bighorn sheep; 3) statement of “purpose and need”; and 4) analysis of “reasonable range of alternatives.” They are DENIED with respect to the following NEPA issues: 1) noise; 2) night lighting; 3) visual impacts; 4) desert tortoises; 5) air quality; and 6) groundwater;

(2) Defendants motions for summary judgment in case no. EDCV 99-0454 and case no. EDCV 00-0041 are GRANTED with respect to the following NEPA issues: 1) noise; 2) night lighting; 3) visual impacts; 4) desert tortoises; 5) air quality; and 6) groundwater. They are DENIED with respect to the FLPMA claim, as well as to the following NEPA issues: 1) eutrophication; 2) Bighorn sheep; 3) statement of “purpose and need”; and 4) analysis of “reasonable range of alternatives;”

(3) The subject land exchange and grant of rights of way and reversionary interests are set aside and Defendants are enjoined from engaging in any action that would change the character and use of the exchanged properties pending the BLM’s preparation of an ROD consistent with the Court’s rulings in this Order and an EIS which addresses the deficiencies in the subject Final EIS as noted by the Court in this Order;

(4) These actions are REMANDED to the BLM for proceedings consistent with this order; and

(5) The Court retains jurisdiction to resolve any legal challenges by Plaintiffs to the new ROD and EIS and to vacate or reaffirm the above stated injunction and set aside Order.

DATED: September 20, 2005

/s/ ROBERT J. TIMLIN
ROBERT J. TIMLIN
United States District Judge

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